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                                                                    EXHIBIT 11.1


                              POPE & TALBOT, INC.
                    STATEMENT SHOWING CALCULATION OF AVERAGE
                     COMMON SHARES OUTSTANDING AND EARNINGS
                            PER AVERAGE COMMON SHARE


                                           Three months ended                 Six months ended
                                                June 30,                          June 30,
                                      ---------------------------       ---------------------------
                                         1995            1994               1995             1994
                                         ----            ----               ----             ----
Weighted average number
    of common shares
    outstanding                        13,363,779      13,362,729        13,363,257       12,852,355

Weighted average of common
    stock equivalent shares
    attributable to
    convertible debentures                      -               -                 -          502,647

Application of the "treasury
    stock" method to the stock
    option plan                            15,980         122,465            15,980          183,206
                                      -----------     -----------      ------------      -----------

Total common and common
    equivalent shares,
    assuming full dilution             13,379,759      13,485,194        13,379,237       13,538,208
                                      ===========     ===========      ============      ===========


Net income (loss)                     $(9,011,000)    $ 2,801,000      $(10,245,000)     $11,389,000

Add:  interest on convertible
    debentures, net of applicable
    income taxes                                -               -                 -          244,000
                                      -----------     -----------      ------------      -----------

Net income (loss), assuming
    full dilution                     $(9,011,000)    $ 2,801,000      $(10,245,000)     $11,633,000
                                      ===========     ===========      ============      ===========


Net income (loss) per common
    share, assuming full dilution           $(.68)           $.21             $(.77)            $.86
                                            =====            ====             =====             ====


The computation of primary net income per common share is not included because the computation can be clearly determined from the material contained in this report.